ASSIGNMENT OF LEASE AND CONSENT

THIS AGREEMENT dated for reference the 29th day of June, 2005.

BETWEEN:

INDEPENDENCE GOLD-SILVER MINES INC.,

a Washington corporation.

(the “Lessor”)

OF THE FIRST PART

AND:

GOLD RANGE COMPANY, LLC.,

a Nevada limited liability company.

(the “Lessee”)

OF THE SECOND PART

AND:

GENERAL GOLD, INC.,

a Nevada corporation.

(the “Assignee”)

OF THE THIRD PART

WHEREAS:

A.                         Pursuant to the lease attached hereto as Schedule “A” (the “Lease”) entered into between the Lessee and the Lessor, the Lessor leased to the Lessee certain unpatented mining claims (the “Leased Claims”) located in the Battle Mountain District, Lander County, State of Nevada, as more particularly described in the Lease;

B.                          The Lessee requested the Lessor to consent to the assignment of the Lease of the Leased Claims to the Assignee;

C.                          Pursuant to the terms of the Lease the Lessor has agreed to the assignment of the Lease by the Lessee to the Assignee; and

NOW THEREFORE in consideration of the premises and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties agree as follows:

1.                          In this Agreement, the expression “Lessee’s Covenants” means all obligations of the Lessee as set out in the Lease or established by law arising during the term of the Lease or any renewal thereof and, without limiting the generality of the foregoing, includes the obligation to pay rent and all other payments to the Lessor, now owing or to become due in future and whether characterized as rent or not, and all other obligations of the Lessee whether constituting conditions, covenants, provisos, representations, undertakings or warranties.

2.                          The Lessee hereby assigns to the Assignee and the Assignee hereby takes by assignment all of the interest of the Lessee as lessee under the Lease.

3.	The Lessee hereby consents to the foregoing assignment.

4.                          The consent herein contained is restricted to the assignment of the Lessee to the Assignee set forth in this Agreement and the prohibition contained in the Lease against assignment or subletting by the Lessee will otherwise remain in full force and effect and this consent will not be deemed to be a consent to, nor waiver of the requirement for the Lessor’s consent to, any further or other assignment of the Lease or any part thereof or subletting of the Leased Claims or any part thereof.

5.	The Assignee hereby covenants and agrees with the Lessor as follows:
(a)	to perform all of the Lessee’s Covenants as if the Assignee were named the lessee in the Lease and the Assignee hereby acknowledges receipt of a copy of the Lease; and
(b)	that the Assignee will not assign the Lease or any part thereof or sublet or part with possession of the Leased Claims or any part thereof except in accordance with the terms of the Lease.

6.                          The Lessor represents to the Assignee that, to the best of the Lessor’s knowledge, the Lessee is not in default under the Lease.

7.	This Agreement will be deemed to be effective as of June 29, 2005.

8.                          This Agreement will enure to the benefit of, and be binding upon, the Lessor and the Lessee and their respective successors and assigns and the Assignee and its successors and permitted assigns under the Lease.

IN WITNESS WHEREOF the Lessor, the Lessee and the Assignee have all executed this Agreement as of the day and year first above written.

INDEPENDENCE GOLD-SILVER MINES INC.

Per:

/s/ Albert M. Franco

Authorized Signatory

GOLD RANGE COMPANY, LLC.

Per:

/s/ Robert G. Carrington

Authorized Signatory

GENERAL GOLD, INC.

Per:

/s/ William Whittle

Authorized Signatory

SCHEDULE “A”

TO ASSIGNMENT OF LEASE AND CONSENT

Agreement of Lease dated July 13, 2005

between Independence Gold-Silver Mines Inc. and Gold Range Company, LLC

MINING LEASE

THIS IS AN AGREEMENT OF LEASE made and entered into this 13th day of July, 2005, by and between INDEPENDENCE GOLD-SILVER MINES INC., a Washington corporation, hereinafter called "Lessor" or "Independence" and GOLD RANGE COMPANY, LLC, a Nevada, USA corporation, hereinafter called “Lessee” or “Gold Range”, relating to certain unpatented mining claims situated in the Battle Mountain Mining District, Lander County, State of Nevada, owned by Independence and which are to be leased to Lessee pursuant to this agreement, hereinafter called "Lease".

I. RECITAL

Independence is the owner, subject to paramount title of the United States of America, of those certain unpatented mining claims situated in the Battle Mountain Mining District of Lander County, State of Nevada, certain of which are described in Exhibit A attached hereto and made a part hereof. All of these claims form a single mining claims group referred to hereafter as "the premises" and "the claims."

II. COVENANTS

A.	Covenants of Lessor:

(1) Subject to the paramount title of the United States of America, Independence does hereby exclusively lease, let and demise to Lessee all the minerals upon and underlying the said mining claims, and does hereby grant to Lessee during the time that this Lease is in effect, in consideration of the moneys to be payable as set forth in Section V, and subject to the following reservations and limitations, and other reservations and limitations in this Lease:

(a) To explore for minerals upon and within and upon the foregoing claims;

(b) To mine or otherwise extract, to mill, treat, or otherwise process, and to store, stockpile, remove, market, sell or otherwise dispose of ore and minerals which Lessee extracts from the claims;

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(c) To dispose of or deposit waste material and tailings which Lessee has extracted from the claims;

(d) To construct, use, or maintain upon the claims buildings, shops, plants, machinery, mills, facilities, ore bins and structures of all kinds, roads, shafts, inclines, tunnels, drifts, open pits, pipelines, telephone lines, electric transmission lines, or other means of communication, transportation facilities and other utilities and facilities, the operation of road or track vehicles or aircraft and the maintenance thereof; all subject to the limitations set forth herein;

(e) To exercise any and all rights or privileges which are incidental to and which may be useful, desirable or convenient in Lessee's exercise of any or all of the rights hereinabove and hereinafter specified, which are not in conflict with applicable federal, state or local laws, rules and regulations or other provisions of this Lease.

(f) After ores, minerals or materials have been sampled and weighed or measured by volumetric survey, truck factors or any other manner as will permit the computation of the production to be paid hereunder, Lessee may mix the same with ores, minerals or materials from lands other than the premises so long as such mixing does not adversely affect the performance of Lessee's covenants under this Lease.

(g) Lessee is further granted the right to use shafts, openings or pits on the premises and structures, facilities, equipment, roadways, haulageways and all other appurtenances installed on the premises for the additional purpose of producing, removing, storing, depositing, treating or transporting ores, minerals or materials, including tailings and mine waste, from adjoining lands within which lessee has any interest so long as such mining does not adversely affect the performance of Lessee's covenants under this Lease. Lessee's operations hereunder, and its mining of adjoining lands, may be conducted upon the premises and upon such other lands as a single mining operation so long as such mining does not adversely affect the performance of Lessee's covenants under this Lease.

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(h) Independence makes no representation or warranty as to the availability of water.

All of the rights granted to Lessee under this paragraph shall be subject to the payment of royalties as hereinafter provided in this Lease and all other limitations, reservations, terms and conditions set forth herein.

(2) Lessor represents that, to the best of its knowledge, the claims are in good standing with the United States of America and the State of Nevada and that it has the right to lease the minerals and the facilities and other property covered by this Lease. Lessor hereby represents to the best of its knowledge that it has the full right, power and capacity to enter into this Agreement on the terms and conditions herein contained. Lessor covenants that the status of the premises, as represented above, shall not be adversely affected because of any act or omission on the part of Lessor during the continuance of this Agreement.

(3) Lessor shall cooperate with Lessee in Lessee’s applications for approvals, consents, licenses and permits for Lessee’s operations on the premises.

(4) Lessor shall pay all taxes levied and assessed upon Lessor’s share of the production of minerals from the Premises, including, specifically, the net proceeds of mines taxes assessed on Lessor’s share of the production of such minerals.

B.

Covenants of Lessee: Lessee has inspected the mining claims and all other property on the claims, both real and personal, if any, movable and immovable, if any, and accepts same in their present condition, "As Is, Where Is." Both parties agree that Lessee does not assume responsibility or liability for any pre-existing environmental conditions on the premises.

(1) Any purchases or acquisitions of equipment or personal property by Lessee shall be at the sole cost and expense of the Lessee and for its own account. Upon the termination of this Lease for any cause and for 180 days thereafter, Lessee will be permitted to remove from the leased property all movable equipment and other personal property which it has installed, save and except as otherwise limited herein.

(2) Lessee shall pay in full for all labor performed upon or material furnished to the said premises at the instance or request of the Lessee. Lessee shall keep the premises free and clear

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from any and all liens of laborers, mechanics, materialmen, vendors or installers of fixtures and equipment, or any other person or persons who may assert a lien by law, provided, however, that Lessee shall have the option and right to contest any such lien by notifying Lessor of its intent to do so within ten (10) days after Lessee receives notice of the lien. Lessee shall diligently and expeditiously contest the lien. Lessee shall immediately notify Lessor when Lessee executes this Lease in order that Lessor may timely record a notice of nonresponsibility in the Office of the Recorder of Lander County, Nevada.

(3) Lessee shall at all times comply in all respects with all the laws and regulations relating to the performance of work and all other activities within or upon the leased premises. The Lessee shall provide Workmen's Compensation Insurance and such other insurance to cover personnel and all of its operations upon the premises in the amount and form as may be required by law. Lessee shall indemnify and hold the Lessor harmless of and from any and all claims, demands, or liabilities arising out of or in connection with the operations or activities of the Lessee hereunder. Lessee assumes full and sole responsibility for the operation and direction of the work done under this agreement on the leased premises and no employee or agent furnished by Lessee shall under any circumstances be deemed an employee of the Lessor.

(4) Lessee agrees to pay all taxes levied and assessed upon the leased premises or any part thereof, including taxes measured on Lessee’s share of production and also including taxes levied and assessed on improvements and any equipment, movable or immovable, placed upon the leased premises by Lessee during the continuance of this Lease, commencing with taxes for the current year, and to make payment thereof, as required by the statutes of the State of Nevada so that no default in taxes upon the leased premises shall occur, and to deliver to Lessor, upon request, the original or duplicate tax receipts for payment made. Should Lessee be in possession, under this Lease, for only a portion of a year, the tax for that year shall be pro-rated between the Lessor and the Lessee on the basis of taxes for the last preceding year. As a condition of Lessee's obligations pursuant to this paragraph, Lessor shall timely deliver to Lessee all tax notices which Lessor may receive. Lessee is not obligated to pay any taxes assessed on minimum advance production royalty or production royalty payments received by Lessor.

(5) While this Lease is in effect, Lessee does hereby agree to annually file with the appropriate agency of the United States any required "Notice of Intent to Hold Mining Claims" and to pay all required rental or other fees, including BIM rental fees due on or before the applicable statutory deadline, and to make all filings required by State of Nevada law. Furthermore, while this Lease is in effect, Lessee will perform all other duties and do all filings and recordings and make all payments required by Federal, State and local laws, rules, regulations, orders and directives. If Lessee terminates this agreement between June 1 and December 31 of any Calendar year, Lessee is obligated to pay all required rental and other fees under this section which come due between June 1 and December 31 for that Calendar year.

(6) In the event of termination of this Lease by expiration of the term hereof, or for any reason whatsoever, the Lessee agrees to surrender the leased premises to the Lessor subject to Article XXIV of this Lease. The Lessee, however, shall have the right to remove movable machinery and equipment placed by it upon and within the leased premises, save and except for track, timbers, chutes, ladders, and similar underground improvements, which shall be left in place, except to the extent Lessee is otherwise required to remove the same in accordance with applicable laws and regulations. The Lessee shall have the right to effect any permitted removal of such machinery and equipment prior to the expiration of this Lease, or within one hundred and eighty (180) days thereafter. Any such machinery or equipment not removed prior to the expiration of said period of one hundred eighty (180) days following termination of said lease shall be deemed abandoned by Lessee, affixed to the leased premises and shall become and remain

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the property of the Lessor. In any event, following termination, Lessee shall, if requested by Lessor, act reasonably expeditiously to remove its equipment.

(7) Lessee agrees to keep accurate books of account showing the operations, and particularly showing ores mined and milled, or mined and shipped by the Lessee. Lessor or its authorized agents shall have a right to audit and inspect Lessee's accounts and records used in calculating production royalty payments, which right may be exercised as to each payment at any reasonable time during a period of one (1) year from the date on which the payment was made by Lessee. If no such audit is performed during such period, such accounts, records and payments shall be conclusively deemed to be true, accurate and correct.

(8) Lessee shall allow representatives of Lessor at their own risk and upon reasonable prior notice to enter upon and into all parts of said premises from time to time, and at all reasonable times and hours, for the purpose of inspecting or surveying the same, or taking samples of ore therefrom, and to examine any and all other aspects of Lessee's operations on the claims.

(9) [Deleted]

(10) Lessee shall at all times carry the following insurance coverage on the premises:

(a) Public liability insurance of not less than $1,000,000.00 (U.S.) per occurrence, nor less than $2,000,000.00 (U.S.) in aggregate, with Lessor to be a named insured.

(b) Property damage coverage of not less than $100,000.00 (U.S.), with Lessor to be a named insured.

Lessee may include this coverage with other coverage it now has or will acquire on other mining operations provided: that Lessor shall be named a loss payee and additional insured in said policy or policies, and shall within forty-five (45) days receive from Lessee or its insurer a copy of the endorsement so showing.

(11) If Lessee locates any unpatented mining claim all or part of which is within one-half (1/2) mile of any portion of the claims described in Exhibit A existing as of the effective date of this Lease, the entirety of such unpatented mining claims shall be held in the name of Lessor subject to this Lease. This section shall only govern those claims located by Gold Range, or its agents. Assignees to this agreement, shall be also bound by this section. Gold Range is under no obligation to Lessor regarding claims or mining properties acquired from any other third party.

III.WORK, EXPLORATION AND MINE

            DEVELOPMENT BY LESSEE

A. Prior to September 30, 2010, Lessee shall expend not less than Six Hundred Twenty Five Thousand Dollars ($625,000.00) per the schedule set forth below (net after any administrative, overhead or other indirect costs) towards the exploration, development and commercial production of ores, minerals or materials Minimum expenditures shall be as follows:

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Before September 30,	2006	$50,000
Before September 30,	2007	$75,000
Before September 30,	2008	$125,000
Before September 30,	2009	$175,000
Before September 30,	2010	$200,000

Any expenditure in excess of the minimum expenditure set forth immediately above may be applied to subsequent years. To the extent that Lessee fails to expend funds pursuant to the terms of this paragraph, Lessee shall pay to Lessor, as rent, any shortfall within thirty (30) days of the end of any of the dates set forth above. In the event that Lessee terminates this Lease on or before February 1st in any of the calendar years 2008, 2009 or 2010, Lessee shall have no obligation to perform any work thereafter or to pay as rent any shortfall.

B. Upon written demand by Lessor, Lessee shall furnish a written statement of its expenditures for such exploration and mine development with a breakdown of labor, materials, equipment and other expenditures, to the extent not previously provided to Lessor. Demand by Lessor for such expenditure statement shall not exceed one (1) time in any one Calendar year.

IV. TERM OF LEASE AND CONDITIONS

The term of this Lease shall be for a period of approximately twenty (20) years, commencing October 1, 2005 and terminating at midnight on September 30, 2025, unless Lessee is then conducting exploration, development or mining operations on the premises, in which case Lessee shall have the right to extend the term of this Lease for additional terms of one (1) year so long as Lessee continues to conduct such activities.

V. ROYALTIES TO BE PAID BY LESSEE TO LESSOR

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A.          Minimum Advance Royalty. The Minimum Advance Royalty shall be paid for so long as this Lease is in force and without regard to mining, production or sale of minerals on or from the claims. Lessee shall have no obligation to pay any Minimum Advance Royalty payments otherwise due if 1) Lessee terminates this Lease; or 2) if during the six (6) month period immediately preceding the date on which a Minimum Advance Royalty payment is otherwise due Lessee has paid to Lessor Production Royalty payments in an amount equal to or in excess of the Minimum Advance Royalty payment. All cumulative Minimum Advance Royalty payments paid by Lessee to Lessor under this Lease will be credited against any Production Royalty due Lessor under section B of this Article V and any Production Royalty due Lessor after purchase of the claims under Article XXVIII.

Subject to the foregoing paragraphs of this section, Lessee shall pay to Lessor, as Minimum Advance Royalty payments, on or before the dates shown, the sums described below:

Date	Amount
October 1, 2005	$10,000
October 1, 2006	$15,000
February 1, 2007, 2008, 2009, 2010	$15,000
October 1, 2007, 2008, 2009, 2010	$15,000
October 1, 2011	$50,000
February 1, 2011	$50,000

Minimum Advance Royalty payments due from October 1, 2012 through February 1, 2018 shall be $50,000.00 increased by the greater of 25% or the percentage increase in the producer price index for the six (6) calendar years ending December 31, 2011, the base index date being December 31, 2005. Minimum advance royalty payments due from October 1, 2018 through February 1, 2025 shall be the February 1, 2018 payment, increased by the greater of 25% or the percentage increase in the producer price index for the six calendar years ending December 31, 2017, the base index being December 31, 2011.

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B.            Production Royalty. So long as this Lease is in force, a Production Royalty shall be due Lessor during any period of commercial production from the claims. One hundred percent (100%) of all cumulative Minimum Advance Royalty paid by Lessee and received by Lessor can be deducted from the Production Royalty due Lessor.

Production Royalty shall be payable on all minerals regardless of what stage in the milling, refining, upgrading or other processing the minerals may be, which are mined from the claims ("leased substances") and sold to a buyer. Production Royalty shall be calculated and paid as follows:

(1) The Production Royalty will be calculated as a percentage of Net Smelter Returns ("NSR"). Net Smelter Returns is defined as the dollar amount actually received by Lessee from the sale of any leased substances less Lessee's actual costs, if any, of (a) transportation to a smelter or refiner, (b) off site refining charges and smelter charges, and (c) charges as described in this section B, subsection 9, related to Lessor taking its royalty in kind from the sale of all leased substances.

(2) The Production Royalty on the sale of all leased substances other than gold, silver and platinum shall be three percent (3%) of the Net Smelter Return.

(3) The Production Royalty percentage rate for the sale of all gold, silver or platinum contained in leased substances from the claims will be based upon the average daily price of gold on the London Metal Exchange ("LME") for the twenty (20) trading days immediately preceding the date of sale of such leased substances:

Gold Price per Troy Ounce	Royalty Rate
less than $375	3%
greater than $375, but less than $475	4%
$475 or more	5%

(4) In addition to the Production Royalty payable under subsection B(1) of this Section V, Lessee shall pay to Lessor as Production Royalty hereunder a like percentage of the gross amount paid before any deductions whatsoever of any bonus, subsidy or tax credit (but not any

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federal income tax depletion allowance available to Lessee) which are calculated directly in proportion to the amount of gold or other metal produced.

(5) The Production Royalty payable to Lessor-by Lessee to under this Agreement shall be based solely on the payments actually received by Lessee for leased substances produced from the claims and delivered to a refinery, smelter or other purchaser. Lessee shall have no obligation to account to Lessor, and Lessor shall have no interest or right of participation in, any profits or proceeds of futures contracts, forward sales, hedging or other similar marketing mechanisms used by Lessee concerning any leased substances from the claims.

(6) In the event the United States or other public authority imposes the payment of any new royalty on production from the mining claims (whether a gross, net smelter returns, net proceeds, net profits or other form of royalty) the amount of NSR that Lessor would otherwise receive shall be reduced by whatever the amount of royalty imposed by the United States or other public authority, further provided that, the foregoing notwithstanding, in no event shall Lessor's percentage of NSR be reduced below 2.5% as it would have been calculated without deduction of any new royalty on production by the United States or other public authority.

(7) Unless taken in kind by Lessor, the Production Royalty shall be determined quarterly on the basis such that payments will be determined as of and payable within forty five (45) days after the last day of each calendar quarter during which Lessee receives any net Smelter returns.

(8) It is mutually understood and agreed that Lessor shall have the right and option to take its production royalty in kind in the form in which Lessee sells such leased substances. On or before October 1 of each calendar year commencing with the year 2006, Lessor shall give Lessee written notice of whether Lessor elects to take its production royalty in kind throughout the following calendar year. If Lessor fails to give such notice for the first calendar year in which it is eligible to take its production royalty in kind, Lessor shall be deemed to have elected not to take its production royalty in kind for that calendar year. If Lessor fails to give such notice by October 1st of any subsequent year, the election then in effect will continue throughout the following calendar year. Lessor hereby agrees that each election to take or not to take its production royalty in kind

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shall remain in effect for calendar year increments and that all persons or entities constituting the Lessor shall be required to make the same election whether or not to take in kind. If Lessor elects to take its production royalty in kind, an account will be established in Lessor's name with any buyers, smelters, refiners or other processors to whom leased substances are shipped from the premises. Such buyers, smelters, refiners or other processors will be instructed to automatically deliver Lessor's share of production to Lessor's account after accounting for the allowable deductions in calculation of Lessor's percentage of NSR. If Lessor elects to take its production royalty in kind, it shall bear all risks associated with taking its production royalty in kind, and shall bear all additional costs incurred by Lessee as a result of Lessor's taking in kind. Such additional costs will be considered a deduction against the NSR and will include but not be limited to increased costs due to separate accounts, pourings, storage, insurance, security, transportation and monitoring. Lessor shall have the right to reasonably inspect procedures used by Lessee to make payment in kind, and at its option, Lessor, or its agent, shall have the right to be present to observe sampling and splitting procedures and to review all records and procedures related to division of leased substances for the purpose of taking in kind.

VI. OPTION TO PURCHASE WITH RESIDUAL ROYALTY

Provided it has fully and faithfully performed all of its obligations under this Lease, Lessee shall have the right to purchase all of the right, title and interest of Lessor in the subject property, save for residual royalty rights as set forth below, all on the following terms and conditions: Agreement.

A. This option shall be exercised, if at all, not later than 10 years from the date the Lease commences.

B. Lessee shall provide Lessor with written notice of its intention to exercise the option not less than 180 days prior to the date Lessee desires to exercise the option. In other words, no later than nine and one-half years from the date the Lease commences.

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C. The purchase price shall be $3 million dollars ($3,000,000.00).

D. Lessee shall have as a credit against the purchase price all Production Royalty payments paid by Lessee to Lessor, except that the credit shall not include Minimum Advance Royalty payments which have not been recouped by Lessee from the payment of Production Royalty payments.

E. Lessor shall execute and deliver to Lessee a special warranty deed by which Lessor conveys to Lessee all of Lessor’s right, title and interest in and to the premises, subject to Lessor’s reservation of a Production Royalty equal to one and one-half percent (1.5%) of the NSR calculated in accordance with the terms of this Lease, which Production Royalty shall be calculated and payable on a quarterly basis.

VII. DEFAULT AND REMEDIES

A. Default by Lessee and Remedies: The following shall constitute default by Lessee:

(1) The failure to pay royalties (including advance minimum royalties) or other monetary charges or obligations imposed upon Lessee by the provisions of this Lease within thirty (30) days after written notice of such failure.

(2) The failure to diligently commence to cure any breach of any covenant other than with respect to the payment of money within thirty (30) days after written notice of such default.

3) The abandonment of the demised premises by Lessee; the filing of any petition in bankruptcy or for reorganization or arrangement under any Bankruptcy Act or similar act of the United States or Canada by or against the Lessee which is not dismissed within thirty (30) days after the first hearing, order for relief, or adjudication of Lessee as a bankrupt; the appointment of a receiver, trustee or liquidator for Lessee's business or property which is not vacated within thirty (30) days; the making of any assignment by Lessee for the benefit of its creditors or the dissolution or other termination of Lessee's corporate existence.

In any such event of default, Lessor, at its option, may terminate this Lease and take possession of the demised premises, together with all additions, alterations, improvements, furnishings, fixtures and

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supplies, without being determined guilty in any manner of trespassing or forcible entry. The foregoing notwithstanding, so long as Lessee continues to timely perform its obligations under the Lease, Lessee shall have all rights available to it at law to contest Lessor's declaration of default, and during the pendency of any such proceedings, Lessor shall not terminate the Lease without an order of the court. Lessee shall commence any curative action required under any court order within sixty (60) days after entry of the final, nonappealable court order and shall diligently prosecute such curative action. Upon any termination, Lessee shall remain responsible to Lessor for all liabilities and obligations which accrued or may have accrued prior to termination of this Agreement or which relate to its activities on the claims and shall specifically remain responsible to conduct any reclamation or environmental mitigation required by applicable laws, rules and regulations as a result of activities conducted by Lessee during the term of this Agreement or arising from Lessee's activities on or about the claims. Except for the foregoing, upon any termination, Lessee shall have no further duties or obligations to Lessor pursuant to this Agreement.

B. Waiver by Lessor: Any waiver by Lessor of any default, breach or non-observance by Lessee in respect of any covenant herein contained shall not operate as a waiver of Lessor's rights hereunder in respect of any subsequent default. All rights and remedies herein contained of Lessor shall cumulative and not alternative.

VIII. TERMINATION BY LESSEE

Lessee may terminate this Agreement at any time upon thirty (30) days' prior written notice to Lessor. Upon termination, all right, title and interest of Lessee under this Agreement shall terminate and Lessee shall not be required to make any further Minimum Advance Royalty payment, the due date of which would otherwise occur on any date following date of termination and Lessee shall be relieved of work obligations, subject to Articles IIB.5 and IIIA. Lessee shall remain responsible for any reclamation and environmental mitigation, which accrued prior to the date of termination and which arose from Lessee's activities on or about the claims. After termination, Lessee shall continue to have such access to the claims as is reasonably necessary to complete any of its reclamation or environmental mitigation

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obligations that have not been completed on the date of termination, but only for so long as Lessee proceeds expeditiously and diligently to complete said reclamation and/or mitigation.

IX. ASSIGNMENT AND SUBLETTING

A. Lessee shall not assign this Lease nor any interest nor portion thereof, nor sublet the demised premises or any portion thereof without the express written consent of Independence, which consent shall not be unreasonably withheld. Lessor must respond to Lessee’s request for consent to the assignment within ten (10) days of such request and, if Lessor does not so respond, Lessor shall be deemed to have consented to the assignment. If Lessor timely objects to Lessee’s request for consent, Lessor shall deliver a written statement of Lessor’s reasons for denial of the request for consent. Upon assignment under this section A, Gold Range shall be relieved of any obligations under this Lease.

X. GOVERNING LAW

This lease and the rights and obligations and covenants hereunder shall be governed by, construed and enforced in accordance with the laws of the State of Nevada and applicable federal laws and regulations.

Any judicial proceeding by Lessor to enforce any covenant of Lessee herein may, at Lessor's option, to the maximum extent permitted by law, be commenced and maintained in Washoe County, Nevada. Any judicial proceedings by Lessee to enforce any covenant of Lessor herein may, at Lessee's option, to the maximum extent permitted by law, be commenced and maintained in Washoe County, Nevada.

XI. RELATIONSHIP

The parties hereto state that they have not created and do not intend to create by this Lease a joint venture or partnership relation between them, it being understood that the provisions of this Lease with regard to the payments by the Lessee and the acceptance by the Lessor of a sum equal to a percentage of production is a reservation of rent and royalties.

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XII. NOTICES

A.	Any notices directed to Lessee shall be sent to it to:

Gold Range Company, LLC

c/o S. G. Nunnemaker

3950 Hill View Dr,

Carson City, Nevada 89701

by certified mail, return receipt requested, or sent to such other address of which Independence has been notified in writing.

B. Any notices and payments directed to Independence shall be sent to it to:

Independence Gold-Silver Mines Inc.

c/o Albert M. Franco

720 Olive Way, Suite 1300

Seattle, Washington, 98101-1812

Independence Gold-Silver Mines Inc.

c/o Brian L. Nordwall

1000 Second Avenue, Suite 1750

Seattle, WA 98104-1070

by certified mail, return receipt requested, or sent to such other address of which Lessee has been notified in writing.

C.	All notices provided in this Lease shall be effective three (3) days from mailing.

XIII. HEIRS EXECUTORS. ADMINISTRATORS,

SUCCESSORS AND ASSIGNS

This lease agreement and all the terms, conditions, covenants, rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

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XIV. OWNERSHIP OF MINERALS. METAL, MATERIAL AND

OTHER LEASED SUBSTANCES ON TERMINATION

OR EXPIRATION OF LEASE

Upon the expiration or termination of this Lease, other than by Lessee's purchase of the claims, all minerals, material, metal, ores, and other leased substances which have been mined by Lessee, whether in their unprocessed state or otherwise, remaining on the claims, shall be the sole and exclusive property of Lessor.

XV. DATA

Upon termination or expiration of this Lease and, up to two (2) times per Calendar year, upon written request by Lessor, Lessee shall promptly furnish and deliver to Lessor, to the extent not already furnished and delivered to Lessor, all factual data, including geological, geophysical, geochemical and engineering data and maps, logs of drill holes, cores, results of assays and sampling, and all other technical documents and information regarding the demised premises which are in Lessee's possession or under its control. Lessee makes no warranty to Lessor with respect to, and shall in no manner be responsible to Lessor or any third parties for, the accuracy or completeness of any such data or the conclusions which may be expressed therein, but the foregoing data shall be complete to Lessee's best knowledge and belief.

XVI. LATE CHARGES

Lessee hereby acknowledges that late payment by Lessee to Lessor of royalties and other sums due hereunder will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Accordingly, if any royalties or any other sums due from Lessee should not be received by Lessor or Lessor's designee within ten (10) days after such amount shall be due, Lessee shall pay Lessor a late charge equal to five percent (5%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of late payment by Lessee.

Mining Lease Independence Gold Range 061705

XVII. CAPTIONS

The captions of the Articles and Sections of this Lease are for convenience only and shall not be considered or referred to in resolving questions of interpretation or construction.

XVIII. PARTIAL PAYMENT BY LESSEE

No payment by Lessee or receipt by Lessor of a lesser amount than any amounts due Lessor under this Lease shall be deemed to be other than on account of the earliest stipulated royalties and charges, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or royalties be deemed an accord and satisfaction, and Lessor may accept such check or payment without prejudice to Lessor's right to recover the balance of such royalties or charges or pursue any other provided herein or by law.

XIX. COVENANTS DEEMED EFFECTIVE

Except with respect to those conditions, covenants and agreements of this Lease which by their nature could only be applicable after the commencement of, during or through the term of this Lease, all of the other conditions, covenants and agreements of this Lease shall be deemed to be effective as of the date of execution of this Lease.

XX. NO COMMISSION

Lessee and Lessor represent and warrant to each other that they have not engaged any broker, finder or other person who would be entitled to any commission or fee from the other in respect of the negotiation, execution or delivery of this Lease, and shall indemnify each other against loss, costs, liability or expenses incurred by them as a result of any claim asserted by any such broker, finder or other person on the basis of any arrangements or agreements made or alleged to have been made by or on their respective behalves.

Mining Lease Independence Gold Range 061705

XXI. SALE OF PREMISES BY LESSOR

In the event of any sale or exchange of the Premises by Lessor and assignment by Lessor of this Lease, Lessor shall be and is hereby entirely freed and relieved of all liability under any and all of its covenants and obligations contained in or derived from the Lease arising out of any act, occurrence or omission relating to the Premises or this Lease occurring after the consummation of such sale or exchange and assignment. Nothing herein-contained shall invalidate this Lease nor shall the obligations of Lessor's assignee and Lessee to perform their respective covenants under this Lease be diminished or extinguished.

XXII. ENVIRONMENTAL CONDITIONS AND PROBLEMS

Independence has received no written notification from any local, state or federal governmental agency or body that any environmental problem or condition exists in violation of local, state or federal laws. However, Independence makes absolutely no representations or warranties that the property is free of environmental problems or conditions.

XXIII. TITLE DEFECTS: DEFENSE AND PROTECTION

If (i) in the reasonable opinion of counsel for Lessee, Lessor's title to the premises or any part thereof is defective or less than as represented in Section 1; or (ii) the title to the premises is contested or questioned by any person, entity or governmental agency, and Lessor is unable or unwilling to correct promptly the defects or alleged defects in title, Lessee may, without obligation, attempt to perfect, defense or initiate litigation to protect Lessor's title, including by amending or relocating mining claims comprising the premises. In that event, Lessor shall execute all documents and shall take such other actions as are reasonably necessary to assist Lessee in its efforts to perfect, defend or protect Lessor's title. Fifty percent (50%) of the reasonable costs and expenses of perfecting, defending or protecting title shall be a credit towards Lessee's work commitments and if exhausted, then to minimum advance production royalties, and if exhausted, then to production royalties provided in this Agreement unless the costs arise directly from Lessee's failure to perform obligations hereunder, in which case such costs shall be born by

Mining Lease Independence Gold Range 061705

Lessee. If Lessor owns less than the entire undivided estate in any portion of the premises from which Lessee produces minerals, the Production Royalty percentage rate shall be reduced proportionately to reflect Lessor’s actual ownership interest. For example, if Lessor owns only one-half (1/2) of the portion of the premises from which minerals are produced and the Production Royalty percentage rate otherwise would be five percent (5%), the effective Production Royalty percentage rate shall be reduced to two and one-half percent (2.5%).

XXIV. RECLAMATION, RESTORATION,

REHABILITATION OF SURFACE

Upon expiration of this Lease or termination for whatever cause, Lessee shall reclaim, restore, rehabilitate, and mitigate any environmental problem on the ground upon which the claims are located arising from Lessee's activities, insofar as is required by local, state and federal laws, rules and regulations then in effect.

XXV. FORCE MAJEURE

Except for payments to be made to Lessor, Lessee shall not be liable for failure to perform any of its obligations under this Lease during periods in which performance is prevented by any cause reasonably beyond Lessee's control, which causes are called "force majeure" . For purposes of this Lease, the term "force majeure" shall include, but shall not be limited to fires, floods, windstorms and other damage from the elements, strikes, riots, actions or inactions of governmental authority, litigation, acts of God and acts of the public enemy, and inability to obtain necessary transportation, water, utilities, materials, equipment or permits. The duration of this Lease shall be extended, and the time periods for expenditures pursuant to Article III.B shall be suspended and extended for a period equal to the period for which performance is prevented by reason of force majeure. All periods of force majeure shall be deemed to begin at the time Lessee stops performance under this Lease by reason of force majeure. Lessee shall notify Lessor of the beginning and ending date of each period of force majeure and shall use

Mining Lease Independence Gold Range 061705

due diligence to remove the force majeure as quickly as possible. Lessee shall not be required, however, to settle strikes, lockouts or other labor difficulties contrary to its wishes or to challenge the validity of any governmental law, rule, regulation, order or request.

XXVI. ATTORNEYS' FEES

In the event either party requires the services of any attorney in connection with enforcing the terms of this Lease, or in the event suit is brought for the recovery of any payments due under this Lease, or for the restitution of the Premises, or any other purpose under this Lease, the prevailing party will be entitled to have its actual attorneys' fees and other related reasonable costs reimbursed by the other party.

XXVII. CURRENCY

All references to dollars in this Lease are to U.S. dollars.

XXVIII. PRE-EXISTING BASEMENT

The parties acknowledge that the Lessor has entered into a "Temporary Easement and Right-Of-Way - Pioneer Haul Road" (hereafter referred to as "Easement") with Newmont Mining Corporation in the form attached hereto and incorporated herein as Exhibit "C", and Lessee acknowledges that it is taking its leasehold interest, and if applicable, its ownership interest, subject to same.

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XXIX. FAX TRANSMISSION OF SIGNED COPY OF LEASE

Transmission of a facsimile (fax) copy of this document duly signed by the parties shall constitute execution and delivery thereof to each party to whom it is so transmitted, as if a signed original had been mailed or otherwise delivered.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Lease on the day and year first above written.

LESSOR:	LESSEE:
INDEPENDENCE GOLD-SILVER	GOLD RANGE COMPANY, LLC

MINES INC.

BY: /s/ Albert M. Franco	BY: /s/ Robert G. Carrington
President	Managing Member

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STATE OF WASHINGTON	)
ss.
COUNTY OF KING	)

BEFORE ME, the undersigned authority, on this day personally appeared Albert M. Franco, President, of INDEPENDENCE GOLD-SILVER MINES INC., a Washington corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed, and in his capacity therein stated, and as the authorized act and deed of said corporation.

GIVEN UNDER MY HAND AND SEAL OF OFFICE, on this 6th day of July, 2005.

Stamp: Keri R. Sweeney Commission Expires Notary Public 6-19-07 State of Washington	Print Name: Keri R. Sweeney NOTARY PUBLIC in and for the State of Washington, residing at Renton, WA. My Commission Expires: 6/19/07.

STATE OF WASHINGTON	)
ss.
COUNTY OF KING	)

BEFORE ME, the undersigned authority, on this day personally appeared Brian L. Nordwall, Secretary, of INDEPENDENCE GOLD-SILVER MINES INC., a Washington corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed, and in his capacity therein stated, and as the authorized act and deed of said corporation.

GIVEN UNDER MY HAND AND SEAL OF OFFICE, on this 30th day of June, 2005.

Stamp: Mary Benson State of Washington Notary Public My Commission Expires 6-15-06	Print Name: Mary Benson NOTARY PUBLIC in and for the State of Washington, residing at Federal Way. My Commission Expires: 6/15/06.

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STATE OF NEVADA	)
ss.
COUNTY OF CARSON CITY	)

On this 24th day of June, 2005, before me, the undersigned, a Notary Public for the State of Nevada, personally appeared Robert G. Carrington, known to me or proved to me to be a managing member of GOLD RANGE COMPANY, LLC, a Nevada, corporation that executed the within instrument, and he acknowledged and swore to me that GOLD RANGE COMPANY, LLC, a Nevada, USA , corporation executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my notarial seal the day and year first above written in this certificate.

/s/ A.T. Nunnemaker

NOTARY PUBLIC in and for the State of Nevada.

Stamp:

A.T. Nunnemaker

Notary Public – State of Nevada

Appointment Recorded in Carson City

No. 03-B2449-3 – Expires May 13, 2007

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The following unpatented lode mining claims situated in T31N, R43E, MDB&M, Sections 28, 29, 32 & 33, Lander County, Nevada:

CLAIM NAME	LANDER COUNTY BOOK PAGE	AMENDED BOOK PAGE	NMC BLM SERIAL NUMBER	YEAR OF LOCATION
Independence (AKA Independence)	13 -460	108-179	66957	1937
Independence No. 3 (AKA Independence	14 - 190	108-182	66960	1938
#3)
Independence #4	14 - 195	108-183	66961	1939
Independence Number Five (5) (AKA Independence #5)	14 - 195	108-184	66962	1939
North Independence Fraction	108-177		66963	1972
North Independence #1	108-175		66964	1972
North Independence #2	108-176		66965	1972
DC #80	7-92		105695	1965
DC # 81 (AKA DC 81)	7-92		105696	1965
DC#82	7-92		105697	1965

Mining Lease Independence Gold Range 061705